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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Date:             May 18, 1998
Contact:          Michael Hopp
                  (803) 748-1721, Fax: (803) 748-1738

                         MANAGEMENT ACQUISITION PROPOSAL


Columbia, South Carolina - CMI Industries, Inc. announced today that its Board of Directors has approved, and CMI Industries has entered into, a merger agreement with a company organized by its senior management, CMI Management, Inc. In the proposed transaction, CMI Industries would become a wholly-owned subsidiary of CMI Management with current stockholders of CMI Industries receiving as merger consideration, cash and a fractional interest in CMI Management stock. CMI Industries stock is not publicly traded. As a result of the merger and related transactions, affiliates of Merrill Lynch Capital Partners, Inc., which now own more than 58% of the outstanding CMI Industries Stock, will no longer have a controlling interest in CMI Industries or its new parent, CMI Management. Members of management and other stockholders with historical ties to CMI Industries will own a majority of the fully diluted CMI Management stock, and additional equity financing is anticipated from BancBoston Ventures, Inc. ("BBV").

CMI Industries has outstanding $125 million 9-1/2% Senior Subordinated Notes due 2003, which are publicly traded. The Notes are subject to redemption at the option of CMI Industries commencing October 1, 1998, at a redemption price of 104.75% plus accrued interest. The parties are considering the alternatives available for repayment of the Notes in connection with the consummation of the transaction.

Consummation of the transaction is subject to a number of conditions including approval by the CMI Industries stockholders, receipt of anticipated equity financing from existing stockholders of CMI Industries and BBV, and receipt of satisfactory debt financing.

CMI Industries is a diversified manufacturer of textile products serving a variety of markets, including the home furnishings, woven apparel, elasticized knit apparel, automotive upholstery, furniture upholstery, consumer products and industrial/medical markets. CMI Industries had net sales of $422.7 million in 1997. The Company employs 4,000 associates with manufacturing operations in Alabama, Georgia, South Carolina, North Carolina and Virginia. CMI Industries has three operating divisions and sells products under the trade names of Clinton Fabrics, Chatham and Elastic Fabrics of America.

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